Exhibit 10.45

May 8, 2012

Dr. Michael Hayden

4484 West 7th Avenue

Vancouver BC V6R1W9

Canada

Dear Michael:

This letter is to memorialize Teva Pharmaceutical Industries Ltd.’s (the “Company”) (or its affiliates) commitment, subject to the terms hereof, to make certain gifts in support of your research to the Centre for Molecular Medicine and Therapeutics at the University of British Columbia and/or your laboratory in Singapore, in each case, in respect of particular projects being conducted by your labs, further to your recommendations.

More specifically and subject to the terms hereof, the Company (or its affiliates) shall make a gift of up to USD$1,000,000 to fund the research activities associated with particular projects that are conducted by your labs and that are available for licensing by the Company (the “Funded Projects”). The gift shall be payable during the month of February during each of the first three years of your employment term with the Company (subject to your continuous employment by the Company through the applicable payment date); provided, that in respect of the first year of your employment, USD$300,000 of such annual gift shall be made within 30 days of September 1, 2012, with the balance of such annual gift made in the February immediately following execution and delivery of the more formal agreement described below. Each such gift shall be made in a manner determined by you and the President and CEO of the Company to most effectively maximize the research tax credit available to the Company (or its affiliates) on its (their) profits in Canada and/or matching contributions to your labs.

In connection with the Company’s commitment, your labs shall identify the Funded Projects for the Company, and provide annual and periodic (at least quarterly) reports to the Company on the Funded Projects.

This letter constitutes a commitment by the Company to your labs, and shall be binding on the Company, subject to the execution of a more formal agreement between the Company and your labs, which will include a “right of first offer” in favor of the Company with respect to the Funded Projects.

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Very truly yours,
Teva Pharmaceutical Industries Ltd.

By:	/s/ Jeremy Levin
Name:	Jeremy Levin
Title:

By:
Name:
Title:

Accepted as of the first date written above:

By:	/s/ Dr. Michael Hayden
Name:	Dr. Michael Hayden